EXHIBIT 10.36

PERSONAL AND CONFIDENTIAL

November 7, 2025

Via Email

Mary Anne Heino

40 McCaskill Road West

Pinehurst, NC 28374

Dear Mary Anne:

At the direction of the Board of Directors (the “Board”) of Lantheus Holdings, Inc. (“Lantheus” or the “Company”), I am pleased to extend this offer to you.

This offer reflects the terms and conditions recommended by the Talent and Compensation Committee (“TCC”) and approved by the Board. It also includes important details about your onboarding, compensation, benefits, and the terms and conditions of your employment with Lantheus.

Positions, Start Date and Location: Your positions will be as follows: (1) Executive Chair commencing on November 7, 2025 (the “Start Date”) and (2) additionally Interim Chief Executive Officer commencing on January 1, 2026. Both positions report to the Board. You will serve as a member of the Executive Team and will be based in Bedford, MA (in-person site-based).

Salary: Your base salary will be $1,000,000.00 per year ($83,333.33 monthly), commencing on the Start Date and payable in accordance with the Company’s standard payroll practices.

Incentive Plan: You will be eligible for a discretionary annual bonus for fiscal year 2026 with a target award of 110% of your annual base salary, pro-rated based on the period of time you serve as Interim Chief Executive Officer of the Company, based on the Company’s achievement of corporate performance targets established by the TCC. No bonus shall be payable for your services in 2025.

Equity Grant: As part of your offer, you will be granted equity awards (the “Awards”) with an aggregate grant date fair value of $1,500,000 on November 17, 2025 (the “Grant Date”). The equity awards will consist of (x) 50% in Black-Scholes value of stock options with an exercise price equal to the closing price of the Company’s common stock on the Grant Date, and (y) 50% restricted stock units (such amounts based on the closing price of the Company’s common stock on the Grant Date), each of which shall vest in full on the first anniversary of the Grant Date (the “Vesting Date”), subject to your continued service with the Company through the Vesting Date. The Awards will contain other terms and conditions consistent with the form of award most recently approved by the TCC, and will also be subject to the 2015 Equity Incentive Plan. For clarity, you will not be eligible for additional grants as part of the 2026 annual compensation cycle.

Expenses: Reasonable business expenses incurred by you in the performance of your duties at the Company will be reimbursed by the Company in accordance with Company policies.

Employee Benefits:

You will be entitled to participate in the Company’s health, life and disability insurance, and retirement and fringe employee benefit plans as in effect from time to time (collectively

Page 1 of NUMPAGES 2

“Employee Benefits”), on the same basis as those benefits are generally made available to other similarly situated executives of the Company.

Many of our plans begin as soon as your date of hire. While some are automatically provided, others require you to make an election. You will have the opportunity to customize a benefit package that meets your needs based on the benefits offered. During your onboarding, we will provide additional details regarding our benefits, how to enroll and when changes can be made. Attached to this offer is our current New Hire Benefits Guide for you to start to learn about our robust employee benefits package.

Vacation: You will be eligible for four weeks of vacation per calendar year. Vacation eligibility will be earned at a rate of 13.33 hours of your annual allotment for each full calendar month worked.

Employment Eligibility (I-9) Documentation: The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new employees. In accordance with this Act, please complete Section 1 of the attached I-9 Form and bring it and the appropriate identifying documents with you on your first day of employment. Please be aware that if any information that you are required to submit is not provided within three (3) business days of beginning employment, this offer may be withdrawn, and if withdrawn, your candidacy for employment with us will be terminated.

Invitation to Self-Identify: The Company is subject to certain governmental recordkeeping and reporting requirements for the administration of civil rights and veteran’s laws and regulations. In order to comply with these laws, we invite employees to voluntarily self-identify their race/ ethnicity, veterans and disability status. Submission of this information is voluntary and refusal to provide it will not subject you to any adverse treatment. The information obtained will be kept confidential and may only be used in accordance with the provisions of applicable laws, executive orders, and regulations, including those that require the information to be summarized and reported to the federal government for civil rights enforcement. It is the Company’s policy that employees and qualified applicants are considered for employment actions without regard to race, religion, sex, national origin, age, marital status, sexual orientation, veteran status, disability, or other protected characteristics. The self-identification process will be relayed to you during new hire orientation.

Employment at Will: As a Company employee, your employment will be considered at will. This means either you or the Company may terminate employment at any time, with or without notice and with or without cause.

We look forward to working with you in your new role. If you have any questions, please do not hesitate to contact me.

Please indicate your acceptance of this offer by signing below and returning a copy of this letter to me.

Sincerely,

_/s/ Jamie Spaeth____________________________
Jamie Spaeth

Chief People Officer

I accept this offer of employment with the terms and conditions as outlined in this letter.

Page 2 of NUMPAGES 2

_/s/ Mary Anne Heino_____________________ _11/19/25_________________
Signature Today’s Date

Page 3 of NUMPAGES 2